VIRTUS RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (the “Effective Date”), is made by and between each registered open-end or closed-end investment company, or exchanged traded fund (each, a “Registrant”), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no portfolio series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered open-end investment companies, and Section12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriteror registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may, together with other investment companies having the same investment adviser, invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

(a)	Mutual funds. In order to help reasonably address the risk of undue influence on an open-end Acquired Fund that is not an exchange-traded fund (the “Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s registration statement, as amended from time to time, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Mutual Fund (which discretion of the Acquired Mutual Fund shall include the selection of portfolio securities to distribute in- kind), even where such Acquired Mutual Fund does not ordinarily satisfy redemption requests in-kind.

(ii)	Timing/advance notice of redemptions.

1.	The Acquiring Fund will use reasonable efforts to distribute large redemption requests (greater than 3% of an Acquired Fund’s total outstanding shares) over multiple days and to provide the required advanced notification specified in in Section 3(c) below. Such notice and distribution of large redemption requests over multiple days shall be provided to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests.

2.	The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)	Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)	Exchange-traded funds. With respect to investments in Acquired Funds that operate as exchange-traded funds (the “Acquired ETFs”), the Registrant of the Acquired ETFs notes that each Acquired ETF is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of an Acquired ETF can only be submitted by broker- dealers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (an “Authorized Participant Agreement”) with the Acquired ETF’s distributor to transact in shares of the Acquired ETF. The Acquired ETFs also have policies and procedures (the “Basket Policies”) that have been adopted pursuant to Rule 6c-11 under the 1940 Act, which govern creations and redemptions of the Acquired ETFs’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Registrant of the Acquired ETFs generally expects that the Acquiring Funds will transact in shares of the Acquired ETFs on the secondary market rather than through direct creation and redemption transactions with the Acquired ETFs. The Registrant of the Acquired ETFs believes that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired ETF should assist the Acquired ETF’s investment adviser with making the required findings under the Rule.

(c)	Closed-end funds. With respect to investments in Acquired Funds that operate as closed-end funds (“Acquired CEFs”), the Acquired CEFs note that Acquired CEFs do not permit daily redemptions, and that Acquired CEFs that permit periodic repurchases, such as interval funds that operate pursuant to Rule 23c-3 under the 1940 Act, would do so only under prescribed circumstances. Upon a reasonable request by an Acquired CEF, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired CEF and the scale of its contemplated investments in the Acquired CEF. Acquired CEFs agree that the Acquiring Fund and its Advisory Group, as defined in the Rule, may acquire only up to 10% of the outstanding shares of the Acquired CEF.

(d)	Provision of fee and expense information. In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	An Acquiring Fund and its Advisory Group (as such term is defined in the Rule) will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act.

(c)	An Acquiring Fund shall promptly notify an Acquired Fund:

i.	prior to the submission of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold more than 3% of such Acquired Fund’s total outstanding voting securities;

ii.	prior to the submission of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold shares of such Acquired Fund having an aggregate value in excess of 5% such Acquiring Fund’s total assets;

iii.	where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Mutual Fund’stotal outstanding voting securities; and

iv.	if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii), or (iii) above.

(d)	If, as a result of a decrease in the outstanding voting securities of an Acquired Mutual Fund, an Acquiring Fund’s Advisory Group in the aggregate becomes a holder of more than 25% of the outstanding voting securities of an Acquired Fund, the Acquiring Fund will, to the extent required by the Rule, vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of the Acquired Fund’s shares.

(e)	If an Acquiring Fund and its Advisory Group hold more than 10% of the outstanding voting shares of an Acquired Fund that is a closed-end fund, the Acquiring Fund will, and will cause each of the other holders in its Advisory Group, to vote its shares, to the extent required by the Rule, in the same proportion as the vote of all other holders of such Acquired Fund’s shares voting on the same matter.

(f)	Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(g)	The requirements set forth in Sections 3(b), 3(c), 3(d), and 3(e) shall not apply where the Acquiring Fund’s full portfolio is sub-advised by any affiliate of Virtus Investment Partners, Inc.

(h)	An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(i)	Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in series of a Registrant that are not identified in Schedule B as eligible Acquired Funds. Each Acquiring Fund acknowledges that all available Acquired Funds are described in Schedule B, and further acknowledges that it is an Acquiring Fund’s obligation to review the list of available Acquired Funds on Schedule B on an ongoing basis for any changes which may occur from time to time.

(j)	Any investment adviser within the meaning of Section 2(a)(20)(A) or (B) of the 1940 Act to an Acquiring Fund will be registered under the Investment Advisers Act of 1940.

(k)	Any of the provisions of this Agreement notwithstanding, each Acquiring Fund represents and warrants that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder. The Acquiring Funds agree that an Acquired Fund is entitled to rely on the representations contained in this Agreement and that an Acquired Fund has no independent duty to monitor the Acquiring Fund’s or its investment adviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder.

4.	Indemnification.

(a)	Each Acquiring Fund agrees, severally and not jointly, to hold harmless and indemnify an Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents (each, an “Acquired Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund or any Acquired Fund Agent, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund or Acquired Fund Agent for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)	Each Acquired Fund agrees, severally and not jointly, to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (each, an “Acquiring Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund or any Acquiring Fund Agent, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund or Acquiring Fund Agent for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)	Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of a Registrant.

5.	Use of Name.

(a)	To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements of the Acquiring Fund when the Acquired Fund is listed as a holding), each Acquiring Fund agrees to:

i.	Refer to such Acquired Fund by its legal name, for example, the “Virtus [ ] Fund” upon first reference to such Acquired Fund, and by its legal name or its ticker symbol for subsequent references; and

ii.	Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:

Neither Virtus Investment Partners nor the Virtus Funds make any representations regarding the advisability of investing in [Name of Acquiring Fund].

(b)	No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Virtus or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Virtus. Additionally, no Acquiring Fund shall use any logo of an Acquired Fund or of Virtus without entering into a separate trademark license agreement with Virtus.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions. For the avoidance of doubt, it is acknowledged and agreed that no notice by an Acquired Fund is required hereunder to update, supplement or otherwise amend the list of Acquired Funds included on Schedule B.

If to the Acquiring Funds:	If to the Acquired Funds:

If to the Acquired Virtus and Virtus AllianzGI Fund(s):
Marc Collins, General Counsel	Peter Batchelar, Senior Vice President
RiverNorth	Virtus Investment Partners
433 W. Van Buran Street	One Financial Plaza
Chicago, IL 60607	Hartford, CT 06103
Email: mcollins@rivernorth.com	Email: Peter.batchelar@virtus.com

With a copy to:

Virtus Investment Partners
Attn: Counsel
One Financial Plaza
Hartford, CT 06103
Email: LegalNotices@virtus.com

AND

If to the Acquired Duff & Phelps Fund(s):

Daniel J. Petrisko
Duff & Phelps Investment
Management Co.
200 S. Wacker Drive, Suite 500
Chicago, IL 60606
Email: dan.petrisko@dpimc.com

With a copy to:

William J. Renahan, Chief Compliance Officer
Duff & Phelps Investment Management Co.
200 S. Wacker Drive, Suite 500
Chicago, IL 60606
Email: william.renahan@dpimc.com

7.	Additional Acquiring Funds.

(a)	Schedule A lists the Acquiring Funds in existence as of the date of this Agreement. In the event that an Acquiring Fund wishes to include one or more series in addition to those originally set forth on Schedule A, the Acquiring Fund shall so notify the Acquired Fund in writing, and if the Acquired Fund agrees in writing, such series shall hereunder become an Acquiring Fund, and Schedule A shall be amended accordingly.

(b)	Schedule B lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquired Funds may be created from time to time. It is acknowledged and agreed that in the event an Acquiring Fund invests in excess of the limits of Section 12(d)(1) of the 1940 Act in an Acquired Fund that is created after the date of this Agreement, such investment shall be governed by the terms of this Agreement and such Acquired Fund shall be deemed to be added to Schedule B as of the date of the initial investment in excess of the limits of Section 12(d)(1) of the 1940 Act by the Acquiring Fund in such Acquired Fund.

8.	Governing Law; Counterparts.

(a)	This Agreement will be governed by Delaware law without regard to choice of law principles.

(b)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b).

(b)	This Agreement shall continue until terminated in writing by any Acquiring Fund or by any Acquired Fund upon 30 days’ notice to the applicable respective Acquired Fund or Acquiring Fund. Upon termination of this Agreement with respect to any Acquiring Fund and Acquired Fund, the AcquiringFund will not be required to reduce its then existing holdings of the applicable Acquired Fund but it may not purchase additional shares of the applicable Acquired Fund beyond the Section12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	Other than as set forth in Sections 6 and 7 above, this Agreement may be amended only by a writing that is signed by each affected party.

(e)	In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)	In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(g)	In the case of any Acquired Fund that is organized as a Massachusetts business trust (each, a “Massachusetts Trust”), a copy of the Declaration of Trust of each Massachusetts Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of a Massachusetts Trust shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable series of each Massachusetts Trust. For the avoidance of doubt, no director, trustee, officer, employee, agent, employee or shareholder of any other Registrant shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable series of each such Registrant.

10.	Termination of Prior Agreements. The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:	/s/ Marc Collins
Name:	Marc Collins
Title:	General Counsel

EACH DUFF & PHELPS CLOSED END ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO

By:	/s/ Daniel J. Petrisko
Name:	Daniel J. Petrisko
Title:	Daniel J. Petrisko

EACH VIRTUS CLOSED END ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO

By:	/s/ Peter Batchelar
Name:	Peter Batchelar
Title:	Senior Vice President

SCHEDULE A – ACQUIRING FUNDS

RiverNorth Core Opportunity Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Income Fund, a series of RiverNorth Funds

RiverNorth/Oaktree High Income Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Specialty Finance Corporation

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Capital Partners, LP

RiverNorth Institutional Partners, LP

A-1

SCHEDULE B – ACQUIRED FUNDS

Duff & Phelps Closed-End Funds

DNP Select Income Fund (DNP)

DTF Tax-Free Income 2028 Term Fund (DTF)

Duff & Phelps Utility and Infrastructure Fund (DPG)

Virtus Funds

Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund (AIO)

Virtus AllianzGI Convertible & Income 2024 Target Term Fund (CBH)

Virtus AllianzGI Convertible & Income Fund (NCV)

Virtus AllianzGI Convertible & Income Fund II (NCZ)

Virtus AllianzGI Diversified Income & Convertible Fund (ACV)

Virtus AllianzGI Equity & Convertible Fund (NIE)

Virtus Dividend, Interest & Premium Strategy Fund (NFJ)

Virtus Global Multi-Sector Income Fund (VGI)

Virtus Total Return Fund (ZTR)

B-1